PRESS RELEASE

OM GROUP ANNOUNCES COMPETITIVE REPOSITIONING AND
COST OPTIMIZATION OPPORTUNITIES

Expects annual savings of $30-$40 million by the end of 2017; expects to record non-cash impairment charges in Q4 2014

CLEVELAND – February 18, 2015 – OM Group, Inc. (NYSE: OMG) today announced that its Magnetic Technologies business entered into negotiations with its workers council regarding proposed changes to improve competitiveness and performance. These proposed changes, along with OM Group’s competitive repositioning and cost optimization actions in each of its businesses, are designed to create a more efficient global organization and align cost structures with market conditions. The Company expects that these opportunities will improve its ability to serve customers, better compete in global markets and deliver stronger financial performance.

“We are taking decisive steps to reposition OM Group and create a more competitive foundation for long-term success,” said Joe Scaminace, Chairman and Chief Executive Officer of OM Group, Inc. “We expect that these steps will improve our returns and enhance our ability to deliver high-quality products, technologies and applications expertise to meet the evolving needs of customers. Executing on these opportunities will also enable us to better capture the value of the solutions that we are providing to the marketplace.”

Following its successful strategic transformation away from commodities and into value-added businesses over the past several years, the Company shifted focus to optimizing its current portfolio through operating improvements and build-outs of its existing platforms, while responsibly returning capital to shareholders. A critical step in improving business performance occurred in 2014, when the Company strengthened the leadership in four of its five business units. Over the past several months, these leaders have been focused on strategically evaluating their businesses, identifying opportunities to improve operating performance and accelerating the pace of change.

The opportunities announced today include headcount reductions across the enterprise; site consolidations; relocation of certain operations to improve the Company’s cost structure and better serve customers; better alignment of various research and development, marketing and technical activities with customers’ next generation products and applications; and further corporate cost reductions.

Over the next three years, OM Group expects to incur total cash expenses related to these opportunities of approximately $50-$65 million. The Company also anticipates achieving annualized savings of $30-$40 million by the end of 2017, which are expected to ramp up starting in late 2015.

“We are steadfast in our resolve to further improve our operations, while laying out the path for future growth, innovation and superior customer service. We are well-equipped to navigate the dynamic changes in business conditions and key markets and take advantage of the opportunities ahead. I am confident that we have the right business leadership in place to optimize our cost structure, improve our business performance and increase our competitiveness, repositioning OM Group for a bright future and creating value for our shareholders,” concluded Mr. Scaminace.

Non-cash impairment charge

The Company also announced today that it expects to record non-cash goodwill and intangible asset impairment charges in the fourth quarter of 2014 in its Magnetic Technologies business totaling approximately $190-$200 million. In making the determination to record the impairment charges, the Company considered continued challenging business conditions in Europe and increasing competition, and the anticipated costs and benefits of implementing improvement opportunities.

About OM Group

OM Group is a technology-driven diversified industrial company serving attractive global markets, including automotive systems, electronic devices, aerospace and defense, industrial and medical. Its business platforms use innovation and technology to address customers’ complex applications and demanding requirements. For more information, visit the Company's website at www.omgi.com.

Forward-Looking Statements

The foregoing discussion may include forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results of the Company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: uncertainty in worldwide economic conditions; technological changes in our industry or in our customers’ products; uncertainty with respect to U.S. Government spending levels or priorities; our ability to identify, complete and integrate acquisitions aligned with our strategy; failure to retain and recruit key personnel; the majority of our operations are outside the United States, which subjects us to risks that may adversely affect our operating results; fluctuations in the price and uncertainties in the supply of rare earth materials and other raw materials; costs incurred in connection with cost optimization plans and our ability to realize anticipated savings; level of returns on pension plan assets and changes in the actuarial assumptions; insurance that we maintain may not fully cover all potential exposures; changes in effective tax rates or adverse outcomes resulting from tax examinations; unanticipated costs of environmental regulation, including changes that could affect sales of our products; failure to maintain sufficient cash in the U.S.; failure to protect or enforce our intellectual property rights; disruptions in relationships with key customers or any material adverse change in their business; possible future indebtedness that may impair our ability to operate our business successfully; extended business interruption at our facilities; the timing and amount of common share repurchases, if any; fluctuations in foreign exchange rates; and the risk factors set forth in Part 1, Item 1a of our Annual Report on Form 10-K for the year ended December 31, 2013.

Important Additional Information

OM Group, its directors and certain of its executive officers will be deemed to be participants in the solicitation of proxies from OM Group shareholders in connection with the matters to be considered at OM Group’s 2015 Annual Meeting. OM Group intends to file a proxy statement with the SEC in connection with any such solicitation of proxies from OM Group shareholders. OM GROUP SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of OM Group’s directors and executive officers in OM Group shares, restricted shares and options is included in their SEC filings on Forms 3, 4 and 5.More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with OM Group’s 2015 Annual Meeting. Information can also be found in OM Group’s Annual Report on Form 10-K for the year ended Dec. 31, 2013, filed with the SEC on Feb. 26, 2014. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by OM Group with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at OM Group’s website at www.omgi.com or by contacting Rob Pierce, Vice President of Finance at (216) 263-7489.